Exhibit 3.1

EXTENSION AMENDMENT

AMENDMENT TO THE AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF

LAKESHORE ACQUISITION II CORP.

RESOLVED, as a special resolution that:

(1)	Article 44.7 of the Company’s amended and restated memorandum and articles of association adopted by special resolution dated March 8, 2022 and effective on March 8, 2022, as amended on March 9, 2023 and June 5, 2023 be deleted in its entirety and replaced with the following new Article 44.7:

“44.7 In the event that the Company does not consummate a Business Combination by the later of (i) December 11, 2023 (the “Deadline”) and (ii) up to not later than March 11, 2024 (the “Extension Termination Date”), upon any extension of up to three (3) separate instances (each, an “Extension”) for an additional one (1) month each instance (each an “Extension Period”), provided that if the Company exercises an Extension, then the Sponsor, or its affiliates or designees, shall upon receiving a five (5) day advance notice from the Company prior to the deadline, deposit into the Trust Account, US$20,000 on or prior to the Deadline or the deadline as extended by any Extension Period (the “Extension Date”), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than five business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$50,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”